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                                                                    Exhibit 11


                                ARROW ELECTRONICS, INC.
                   STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                         (In thousands except per share data)


                                     Six Months Ended            Three Months Ended
                                          June 30                      June 30
                                      1994        1993            1994        1993

Primary

Average shares of common stock
  outstanding                       31,442      29,507           31,485      29,678
Net effect of dilutive stock
  options-based on the treasury
  method                               461         640              410         628
    Total                           31,903      30,147           31,895      30,306

Net income                         $51,824     $37,096          $26,563     $19,114
Less preferred stock dividends           -         642                -         321
    Total                          $51,824     $36,454          $26,563     $18,793

Per share amount                   $  1.62     $  1.21          $   .83     $   .62

Fully Diluted

Average shares of common stock
  outstanding                       31,442      29,507           31,485      29,678
Net effect of dilutive stock
  options-based on the treasury
  method                               461         677              409         652

Assumed conversion of 5-3/4%
  convertible subordinated
  debentures                         3,773       3,773            3,773       3,773
Assumed conversion of preferred
  stock                                  -       1,009                -       1,009

    Total                           35,676      34,966           35,667      35,112

Net income                         $51,824     $37,096          $26,563     $19,114
Add interest on 5-3/4% convertible
  subordinated debentures, net of
  income tax effect                  2,156       2,201            1,078       1,101

  Total                            $53,980     $39,297          $27,641     $20,215

Per share amount                   $  1.51     $  1.12          $   .78     $   .58

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